Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103

215.299.6000 phone
215.299.5998 fax

www.fmc.com
News Release
For Release: Immediate

Media contact:	Jim Fitzwater – 215.299.6633
Investor relations contact:	Brennen Arndt – 215.299.6266

FMC Corporation Announces Fourth Quarter 2006 Results

Reports Earnings of $1.24 per Diluted Share before Restructuring and Other Income and Charges

PHILADELPHIA, February 6, 2007 — FMC Corporation (NYSE: FMC) today reported net income of $12.9 million, or $0.33 per diluted share, in the fourth quarter of 2006, versus net income of $25.3 million, or $0.64 per diluted share, in the fourth quarter of 2005. Net income in the current quarter included restructuring and other income and charges of $35.6 million after-tax, or charges of $0.91 per diluted share, versus restructuring and other income and charges of $17.4 million after-tax, or charges of $0.44 per diluted share, in the prior-year quarter. Excluding these items, the company earned $1.24 per diluted share in the current quarter, an increase of 15 percent versus $1.08 per diluted share in the fourth quarter of 2005. Fourth quarter revenue of $588.4 million increased 13 percent versus $522.2 million in the prior year.

William G. Walter, FMC chairman, president and chief executive officer, said: “Our good fourth quarter results capped off another year of strong performance for the company. 2006 marks our third straight year of earnings growth in excess of 20 percent. Agricultural Products once again benefited from its focused market strategies in South America, particularly in Brazil. Specialty Chemicals realized good volume growth, higher selling prices, particularly in lithium, and continued productivity improvements across the segment. Industrial Chemicals delivered another strong quarter as higher selling prices and volume growth in soda ash more than offset the impact of the challenging energy situation in Spain.”

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Page 2/ FMC Corporation Announces Fourth Quarter 2006 Results

Revenue in Agricultural Products of $195.6 million was 16 percent higher than last year’s quarter as increased sales in Brazil were driven by better than expected market conditions in sugar cane and cotton segments. Segment earnings before interest and taxes (“segment earnings”) of $23.2 million were 15 percent higher than the prior-year quarter due to the higher sales, partially offset by unfavorable geographic mix, increased selling expenses and higher development spending associated with growth and innovation initiatives.

Revenue in Specialty Chemicals was $146.0 million, an increase of 8 percent versus the prior-year quarter, as a result of higher sales in food, pharmaceutical and nutraceutical markets in BioPolymer and higher selling prices for primary lithium compounds. Segment earnings of $24.5 million increased 7 percent versus the year-ago quarter, driven by improved performance in food ingredients in BioPolymer and higher selling prices in primary lithium compounds.

Revenue in Industrial Chemicals was $247.7 million, an increase of 14 percent versus the prior-year quarter, as a result of higher selling prices across all businesses and volume growth in soda ash. Segment earnings of $21.2 million increased 8 percent versus the year-ago quarter driven by the sales gains, partially offset by significantly higher energy costs, particularly in Spain, and higher raw material costs.

Corporate expense was $12.4 million, as compared to $11.7 million a year ago. Interest expense, net, was $7.8 million, down from $10.8 million in the prior-year period. On December 31, 2006, gross consolidated debt was $629.7 million, and debt, net of cash, was $464.2 million. For the quarter, depreciation and amortization was $33.8 million and capital expenditures were $35.1 million.

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Full Year 2006 Results

Revenue was $2,347.0 million, an increase of 9 percent as compared with $2,150.2 million in the prior year. Net income was $132.0 million, or $3.34 per diluted share, versus $116.6 million, or $2.97 per diluted share, in the prior year. Net income in 2006 included restructuring and other income and charges of $84.4 million, or charges of $2.14 per diluted share, versus restructuring and other income and charges of $55.3 million, or charges of $1.42 per diluted share in the prior year. Excluding these items, the company earned $216.4 million, or $5.48 per diluted share, for the full year 2006, an increase of 25 percent as compared to $171.9 million, or $4.39 per diluted share, for the full year 2005.

Revenue in Agricultural Products was $767.0 million, an increase of 6 percent versus the prior year, driven largely by strong sales growth in South America, particularly Brazil, as well as higher herbicide sales in North America and increased sales in Asia. Segment earnings were $151.0 million, an increase of 21 percent from the year earlier, as a result of higher sales and the favorable impact of supply chain productivity initiatives which more than offset the impact of generic bifenthrin competition, higher raw material costs and increased spending associated with growth and innovation initiatives.

Revenue in Specialty Chemicals was $592.8 million, an increase of 6 percent versus the prior year, driven by higher sales of primary lithium compounds and continued strength in BioPolymer’s pharmaceutical business. Segment earnings of $118.8 million increased 10 percent versus the prior year. The sales gains, improved results in BioPolymer’s food ingredients business and the benefit of restructuring initiatives were partially offset by higher raw material and energy costs and increased spending for growth initiatives.

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Revenue in Industrial Chemicals was $990.9 million, an increase of 14 percent versus the prior year. The soda ash business accounted for the majority of the increase due to significant improvements in both domestic and export soda ash selling prices and higher volumes. North American hydrogen peroxide also benefited from higher selling prices and energy surcharges. Segment earnings of $96.7 million increased 15 percent versus the prior year driven by the sales gains offset in part by higher energy costs, particularly for natural gas in Spain, higher raw material costs and the absence of earnings from Astaris, which was divested in November 2005.

Corporate expense of $46.2 million was up from $45.1 million in 2005. Interest expense, net, was $32.9 million, down from $58.1 million in the prior year due to lower interest rates and debt levels. For the year, depreciation and amortization was $131.8 million, and capital expenditures were $115.6 million.

Outlook

Regarding the outlook for the full year 2007, Walter said: “We expect earnings before restructuring and other income and charges of $5.70-$6.00 per diluted share, driven by continued growth in Agricultural Products and Specialty Chemicals. We expect Industrial Chemicals to regain its earnings growth momentum in the second half of the year and deliver significant earnings growth in 2008.”

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Walter added: “For the first quarter 2007, we expect earnings before restructuring and other income and charges of $1.60-$1.70 per diluted share, as continued growth in Agricultural Products and Specialty Chemicals and the benefit of higher soda ash selling prices will be more than offset by higher costs for energy, particularly in Spain, and raw materials.”

In closing, Walter said, “We will continue to diligently work to further unlock the operating leverage inherent in our businesses and focus resources on our higher growth businesses. With our strong franchise businesses and combination of financial and strategic flexibility, we will continue our focus on creating significant value for our shareholders.”

FMC will conduct its fourth quarter conference call and webcast at 11:00 a.m. ET on Wednesday, February 7, 2007. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the Company will also provide supplemental information on the web including: details on the 2007 earnings outlook, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

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FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs over 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2005 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue	$588.4	$522.2	$2,347.0	$2,150.2
Costs of sales and services	415.6	360.1	1,636.5	1,505.5
Selling, general and administrative expenses	77.4	73.3	284.9	270.4
Research and development expenses	26.7	23.2	96.9	94.4
In-process research and development	—	—	2.0	—
Restructuring and other charges	7.2	15.5	74.8	40.4

Total costs and expenses	526.9	472.1	2,095.1	1,910.7

Income from operations	61.5	50.1	251.9	239.5
Equity in (earnings) of affiliates	(0.6)	(59.2)	(2.3)	(70.6)
Investment gains	—	—	—	(9.3)
Minority interests	1.3	2.2	7.8	7.5
Interest expense, net	7.8	10.8	32.9	58.1
Loss on extinguishment of debt	—	2.1	—	60.5

Income from continuing operations before income taxes	53.0	94.2	213.5	193.3
Provision for income taxes	20.4	49.0	68.7	82.3

Income from continuing operations	32.6	45.2	144.8	111.0
Discontinued operations, net of income taxes	(19.7)	(19.4)	(12.8)	6.1
Cumulative effect of change in accounting principle, net of income taxes	—	(0.5)	—	(0.5)

Net income	$12.9	$25.3	$132.0	$116.6

Basic earnings (loss) per common share:
Continuing operations	$0.86	$1.19	$3.78	$2.95
Discontinued operations	(0.52)	(0.51)	(0.33)	0.16
Cumulative effect of change in accounting principle	—	(0.01)	—	(0.01)

Basic earnings per common share	$0.34	$0.67	$3.45	$3.10
Average number of shares used in basic earnings per share computations	38.0	38.0	38.3	37.6

Diluted earnings (loss) per common share:
Continuing operations	$0.83	$1.14	$3.67	$2.83
Discontinued operations	(0.50)	(0.49)	(0.33)	0.15
Cumulative effect of change in accounting principle	—	(0.01)	—	(0.01)

Diluted earnings per common share	$0.33	$0.64	$3.34	$2.97

Average number of shares used in diluted earnings per share computations	39.1	39.6	39.5	39.2

Other Data:
Capital expenditures	$35.1	$34.0	$115.6	$93.5
Depreciation and amortization expense	$33.8	$32.5	$131.8	$136.3

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue	$588.4	$522.2	$2,347.0	$2,150.2
Costs of sales and services	415.6	360.1	1,636.5	1,505.5
Selling, general and administrative expenses	77.4	73.3	284.9	270.4
Research and development expenses	26.7	23.2	96.9	94.4

Total costs and expenses	519.7	456.6	2,018.3	1,870.3
Income from operations	68.7	65.6	328.7	279.9
Equity in (earnings) of affiliates	(0.6)	(1.5)	(2.3)	(12.2)
Minority interests	1.3	2.2	7.8	7.5
Interest expense, net	7.8	10.8	32.9	58.1

Income from continuing operations before income taxes, excluding restructuring and other income and charges	60.2	54.1	290.3	226.5
Provision for income taxes	11.7	11.4	73.9	54.6

After-tax income from continuing operations, excluding restructuring and other income and charges *	$48.5	$42.7	$216.4	$171.9

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.28	$1.12	$5.65	$4.57

Average number of shares used in basic after-tax income per share computations	38.0	38.0	38.3	37.6

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.24	$1.08	$5.48	$4.39

Average number of shares used in diluted after-tax income per share computations	39.1	39.6	39.5	39.2

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

See attachment 3 of 6 for the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS, EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net income (GAAP)	$12.9	$25.3	$132.0	$116.6
Discontinued operations, net of income taxes (a)	19.7	19.4	12.8	(6.1)
Restructuring and other charges (b)	7.2	15.5	74.8	39.8
In-process research and development (c )	—	—	2.0	—
Loss on extinguishment of debt (d)	—	2.1	—	60.5
Investment gains (e)	—	(57.7)	—	(67.0)
Cumulative effect of change in accounting principle, net of taxes (f)	—	0.5	—	0.5
Tax effect of restructuring and other charges, in-process research and development, loss on extinguishment of debt and investment gains	(2.4)	31.9	(17.7)	5.9
Tax adjustments (g)	11.1	5.7	12.5	21.7

After-tax income from continuing operations, excluding restructuring and other income and charges (Non-GAAP)	$48.5	$42.7	$216.4	$171.9

Diluted earnings per common share (GAAP)	$0.33	$0.64	$3.34	$2.97
Discontinued operations per diluted share	0.50	0.49	0.33	(0.15)
Restructuring and other charges per diluted share, before tax	0.18	0.39	1.89	1.02
In-process research and development per diluted share, before tax	—	—	0.05	—
Loss on extinguishment of debt per diluted share, before tax	—	0.05	—	1.54
Investment gains per diluted share, before tax	—	(1.45)	—	(1.70)
Cumulative effect of change in accounting principle, net of taxes	—	0.01	—	0.01
Tax effect of restructuring and other charges, in-process research and development, loss on extinguishment of debt and investment gains per diluted share	(0.06)	0.81	(0.45)	0.15
Tax adjustments per diluted share	0.29	0.14	0.32	0.55

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges (Non-GAAP)	$1.24	$1.08	$5.48	$4.39

Average number of shares used in diluted after-tax income from continuing operations per share computations	39.1	39.6	39.5	39.2

(a)	Discontinued operations for the three months ended December, 2006 and 2005 primarily includes a provision for environmental liabilities and legal reserves related to previously discontinued operations. Discontinued operations for the twelve months ended December 31, 2006 and 2005 primarily includes gains from land sales located in San Jose, California to the City of San Jose of $14.0 and $29.2 million, respectively, offset by a provision for environmental liabilities and legal reserves related to previously discontinued operations.

(b)	Restructuring and other charges for the three months ended December 31, 2006 primarily includes environmental reserve adjustments for our continuing environmental sites ($4.5 million), and severance costs in our Specialty Chemicals segment due to a workforce restructuring ($1.3 million). For the twelve months ended December 31, 2006 restructuring and other charges primarily include charges related to the settlement of an antitrust class action involving our microcrystalline cellulose product in our Specialty Chemicals segment ($25.7 million), abandonment of a building at one of our manufacturing locations in our Agricultural Products segment ($6.0 million), asset abandonment and severance charges related to workforce reductions at our Princeton, New Jersey R&D facility ($5.3 million), and a charge of €25 million (US$30 million) related to a fine imposed on us by the European Commission as a result of alleged violations of competition law in the hydrogen peroxide business in Europe prior to 2000 and the environmental reserve adjustments noted above. This fine is associated with our Industrial Chemicals segment. We have appealed the decision of the European Commission.

Restructuring and other charges for the three months ended December 31, 2005 primarily includes impairment and shutdown charges of $7.5 million on our Spring Hill, West Virginia peroxygen plant and charges of $6.1 million related to our abandoned Pocatello facility. Restructuring and other charges for the twelve months ended December 31, 2005 primarily includes charges of $17.1 million related to the closure of our Copenhagen, Denmark carrageenan plant and Bezons, France blending facility and charges of approximately $7.3 million related to asset abandonments in our Agricultural Products segment as well as the amounts related to Spring Hill and Pocatello noted above. Restructuring and other charges also include our share of charges recorded by Astaris, LLC, the phosphorous joint venture. Our share of such charges are included in “Equity in (earnings) loss of affiliates” and were $0.6 million gain, before tax, for the year ended December 31, 2005. Income for the year ended December 31, 2005 represents adjustments to liabilities related to restructuring and other charges recorded by Astaris prior to the sale of substantially all of its assets.

(c)	In the second quarter of 2006, our Agricultural Products segment entered into development agreements with a third-party company, whereby we were given the right to further develop one of such party’s products in certain geographic markets. Under the agreements, we paid $2 million and have recorded this amount as a charge to “In-process research and development”.

(d)	Fourth quarter of 2005 amount represents loss on the early extinguishment of our previous Industrial Revenue Bonds which were refinanced during the period. The twelve months ended December 31, 2005 includes the fourth quarter 2005 loss noted above and the losses related to the 2005 credit agreement which replaced the 2004 credit agreement and the redemption of our 10.25% senior notes. We incurred a $56.6 million loss on debt extinguishment in connection with the redemption of the 10.25% senior notes.

(e)	Investment gains for the three months ended December 31, 2005 includes our share of the gain recorded by Astaris in connection with the sale of substantially all of its assets. Our share of this gain is included within “Equity in (earnings) loss of affiliates” and was $57.7 million for the three months ended December 31, 2005. In addition to the Astaris investment gain, the twelve months ended December 31, 2005 includes a gain of $9.3 million on sale of one of our equity method investments.

(f)	Represents charges associated with our adoption of FASB interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations”.

(g)	Tax adjustments for the three and twelve months ended December 31, 2006 and 2005 represent net charges associated with the following. Tax adjustments for the three and twelve months ended December 31, 2006 primarily represents charges associated with adjustments to deferred income tax liabilities. Fourth quarter of 2005 tax adjustments primarily includes charges of $6.2 million associated with the repatriation of approximately $300 million under the American Jobs Creation Act (AJCA). The total repatriation for 2005 under the AJCA was approximately $480 million. For the twelve months ended December 31, 2005, tax adjustments primarily include the items described above as well as additional charges of $25.7 million associated with repatriations, net tax benefits of $19.2 million related to agreement on certain prior year audit issues previously reserved and charges of $9.5 million associated with adjustments to deferred tax liabilities.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue
Agricultural Products	$195.6	$168.7	$767.0	$724.5
Specialty Chemicals	146.0	135.8	592.8	558.5
Industrial Chemicals	247.7	218.2	990.9	870.4
Eliminations	(0.9)	(0.5)	(3.7)	(3.2)

Total	$588.4	$522.2	$2,347.0	$2,150.2

Income from continuing operations before income taxes
Agricultural Products	$23.2	$20.2	$151.0	$124.8
Specialty Chemicals	24.5	22.9	118.8	108.1
Industrial Chemicals	21.2	19.7	96.7	83.9
Eliminations	—	(0.1)	(0.1)	0.4

Segment operating profit	68.9	62.7	366.4	317.2
Corporate	(12.4)	(11.7)	(46.2)	(45.1)
Other income (expense), net	11.5	14.1	3.0	13.9

Operating profit from continuing operations before items noted below:	68.0	65.1	323.2	286.0
Restructuring and other charges (a)	(7.2)	(15.5)	(74.8)	(39.8)
Interest expense, net	(7.8)	(10.8)	(32.9)	(58.1)
In-process research and development (b)	—	—	(2.0)	—
Investment gains (c)	—	57.7	—	67.0
Loss on extinguishment of debt (d)	—	(2.1)	—	(60.5)
Affiliate interest expense (e)	—	(0.2)	—	(1.3)

Income (loss) from continuing operations before income taxes	$53.0	$94.2	$213.5	$193.3

(a)	Restructuring and other charges for the three months ended December 31, 2006 related to Specialty Chemicals ($2.2 million), Industrial Chemicals ($0.5 million) and Corporate ($4.5 million). Restructuring and other charges for the three months ended December 31, 2005 related to Specialty Chemicals ($0.2 million), Agricultural Products ($1.3 million), Industrial Chemicals ($13.6 million) and Corporate ($0.4 million).

Restructuring and other charges for the twelve months ended December 31, 2006 related to Industrial Chemicals ($31.9 million), Specialty Chemicals ($ 26.3 million), Agricultural Products ($11.4 million) and Corporate ($5.2 million). Restructuring and other charges for the twelve months ended December 31, 2005 related to Specialty Chemicals ($18.7 million), Agricultural Products ($7.9 million), Industrial Chemicals ($13.0 million) and Corporate ($0.2 million).

(b)	In the second quarter of 2006, our Agricultural Products segment entered into development agreements with a third-party company, whereby we were given the right to further develop one of such party’s products in certain geographic markets. Under the agreements, we paid $2 million and have recorded this amount as a charge to “In-process research and development”.

(c)	Amount represents gains related to our Astaris investment and gain on sale of one of our equity method investments.

(d)	Fourth quarter of 2005 amount represents loss on the early extinguishment of our previous Industrial Revenue Bonds which were refinanced during the period. The twelve months ended December 31, 2005 includes the fourth quarter 2005 loss noted above and the losses related to the 2005 credit agreement which replaced the 2004 credit agreement and the redemption of our 10.25% senior notes. We incurred a $56.6 million loss on debt extinguishment in connection with the redemption of the 10.25% senior notes.

(e)	Represents FMC’s share of interest expense of the phosphorus joint venture prior to the joint venture’s sale of substantially all of its assets in the fourth quarter of 2005. The equity in (earnings) of the phosphorus joint venture was included in the Industrial Chemical segment.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31, 2006	December 31, 2005
Cash and cash equivalents	$165.5	$206.4
Trade receivables, net	537.9	494.3
Inventories	219.4	216.3
Other current assets	91.3	115.5
Deferred income taxes	53.7	31.9

Total current assets	1,067.8	1,064.4
Property, plant and equipment, net	1,025.1	1,012.0
Goodwill	163.6	148.6
Deferred income taxes	330.8	374.6
Other long - term assets	147.7	140.4

Total assets	$2,735.0	$2,740.0

Short - term debt	$53.7	$79.5
Current portion of long - term debt	52.5	0.9
Accounts payable, trade and other	301.4	301.0
Guarantees of vendor financing	25.6	30.4
Accrued pensions and other post-retirement benefits, current	7.5	10.9
Other current liabilities	261.8	236.6

Total current liabilities	702.5	659.3
Long-term debt	523.5	639.8
Long-term liabilities	489.5	481.6
Stockholders’ equity	1,019.5	959.3

Total liabilities and stockholders’ equity	$2,735.0	$2,740.0

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Twelve Months Ended December 31,
	2006	2005
Cash provided by operating activities	$307.2	$199.6

Cash (required) provided by operating activities of discontinued operations	(43.2)	17.4

Cash provided (required) by investing activities:
Capital expenditures	(115.6)	(93.5)
Other investing activities	5.8	87.1

	(109.8)	(6.4)

Cash provided (required) by financing activities:
Increase (decrease) in short-term debt	(27.1)	42.9
Net decrease in restricted cash	—	9.7
Financing fees and redemption premium	—	(48.6)
Proceeds from borrowings	—	594.1
Repayment of long-term debt	(91.5)	(849.6)
Distributions to minority partners	(7.3)	(4.0)
Dividends paid	(21.0)	—
Repurchases of common stock	(92.2)	—
Issuances of common stock, net	40.6	40.2

	(198.5)	(215.3)

Effect of exchange rate changes on cash	3.4	(1.3)

Increase (decrease) in cash and cash equivalents	(40.9)	(6.0)
Cash and cash equivalents, beginning of year	206.4	212.4

Cash and cash equivalents, end of period	$165.5	$206.4

14